Exhibit 99

          Elamex Announces Continued Nasdaq Listing of Its Common Stock

    EL PASO, Texas, Dec. 16 /PRNewswire-FirstCall/ -- Elamex S.A. de C.V. (Nasdaq: ELAME), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced that the NASDAQ Listing Qualifications Panel has determined to continue the listing of the Company's common stock on The NASDAQ National Market and that the delisting proceedings have been closed. Effective with the opening of business on Wednesday, December 17, 2003, the trading symbol for the Company's common stock will once again be ELAM. This decision follows the Company's December 11, 2003 filing of its Form 10-Q for the third fiscal quarter ended October 3, 2003.

    About Elamex
    Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.
    Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-Q filing with the Securities and Exchange Commission for the period ended October 3, 2003. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

    For further information, please contact: Sam Henry, Chief Financial Officer of Elamex S.A. de C.V., +1-915-298-3071, sam.henry@elamex.com ; or general information, Kristen McNally, +1-310-407-6548, kmcnally@financialrelationsboard.com , or investors, Brandi Piacente, +1-415-248-3430, bpiacente@financialrelationsboard.com , both of Financial Relations Board for Elamex.

SOURCE  Elamex S.A. de C.V.
    -0-                             12/16/2003
    /CONTACT: Sam Henry, Chief Financial Officer of Elamex S.A. de C.V., +1-915-298-3071, sam.henry@elamex.com ; or general information, Kristen McNally, +1-310-407-6548, kmcnally@financialrelationsboard.com , or investors, Brandi Piacente, +1-415-248-3430, bpiacente@financialrelationsboard.com , both of Financial Relations Board for Elamex/
    (ELAME)

CO:  Elamex S.A. de C.V.; NASDAQ National Market
ST:  Texas, Maine, Mexico
IN:  FOD
SU: